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                                                                    Exhibit 99.1


Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587
_______________________________________________________________________________
FOR IMMEDIATE RELEASE                Contact:              Robert C. White, CEO
January 23, 2007                                           (919) 556-5146

                          Wake Forest Bancshares, Inc.
                        ANNOUNCES FIRST QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $431,555 or $0.37 per share for the quarter ended December 31, 2006, compared to earnings of $386,418 or $0.33 per share for the same quarter a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that first quarter earnings had exceeded the Company's expectations. He stated that a primary factor for the earnings improvement was an increase in the Company's net interest income generated by asset growth of approximately 8.00% and a six basis point expansion in its interest rate margin as compared to the same quarter a year earlier. The Company's net interest margin was 4.21% during the quarter ended December 31, 2006 as compared to a margin of 4.15% for the same quarter a year earlier. A significant portion of the Company's loans and investments have either shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate.

Lending in the Company's local markets remains generally favorable. The Company's loan portfolio increased by approximately $5 million at December 31, 2006 from the same period a year earlier. However, the Company's construction lending activity is seasonally slow during the first quarter, and contributed to a $1.7 million decline in total loans outstanding during the quarter. Deposits increased by $5.8 million at December 31, 2006 from the same period one year earlier and by $1.4 million during the current quarter.

The Company had previously announced that it had raised its quarterly dividend to $0.19 per share for shareholders of record as of December 29, 2006, payable on January 10, 2007. The current dividend represents the 43rd consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.'s return on average assets was 1.64% for the current quarter as compared to 1.55% for its quarter ended December 31, 2005. The Company's efficiency ratio was 31.66% for the current quarter as compared to 31.21% for the first quarter of 2005 and 31.34% for its fiscal year ended September 30, 2006. Total assets of the Company amounted to $106.3 million at December 31, 2006. Total net loans receivable and deposits outstanding at December 31, 2006 amounted to $75.0 million and $85.3 million, respectively.

Wake Forest Bancshares, Inc. has 1,158,003 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.